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CONSENT OF INDEPENDENT AUDITORS

We consent to the addition of the financial statement schedule, listed in the accompanying index to the financial statements covered by our report dated February 28, 1997, except for note 1, as to which the date is April 14, 1997, included herein.

We also consent to the incorporation by reference in Post Effective Amendment Number 19 to Registration Statement Number 2-8439 on Form S-3 dated November 10, 1983, Post Effective Amendment Number 1 to Registration Statement Number 33-18316 on Form S-8 dated December 14, 1987, Registration Statement Number 33-87992 on Form S-3 dated January 13, 1995 and Post Effective Amendment Number 1 to Registration Statement Number 33-65165 on Form S-3 dated February 2, 1996 and the Related Prospectuses of our report on the financial statements and schedule included in this Annual Report on Form 10-K of Atlas Corporation for the year ended December 31, 1996.

/s/ Ernst & Young LLP

Denver, Colorado
April 14, 1997